UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2014

SAVICORP

(Exact name of registrant as specified in its charter)

Nevada	000-27727	91-1766174
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2530 South Birch Street, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (877) 611-7284

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Effective immediately, we have entered into a five-year Exclusive Master Distribution Agreement with Beijing FlyingGlob Environmental Technology Limited Company, a company established in the People’s Republic of China (“FlyingGlob”). According to the terms of the Agreement, FlyingGlob will promote, distribute and sell SaviCorp's signature line of DynoValve® automotive products within its exclusive territory, which is the People's Republic of China and its Special Administrative Regions of Hong Kong and Macau.

The distribution agreement establishes a minimum annual purchase volume of 500,000 DynoValve® units during the first year. In support of this requirement, FlyingGlob is to purchase an initial order of 50,000 units at a price of $8.25 million. FlyingGlob has a duty of best efforts in the distribution of the units throughout the territory.

During the final four years of the contract, FlyingGlob has agreed to a minimum purchase of 5.5 million units, for a total minimum order of 6 million units during the five-year term of the agreement. Purchases are “cumulative,” meaning that the allocation for a succeeding year does not begin until the entire allocation for the previous year as been completed (even if the allocation takes more than the applicable year to be completed). We estimate the successful distribution and sale of the 6 million units will produce revenues of approximately $679.5 million. Per the agreement, if the entire order of 6 million units is completed before the end of the 5 year term, additional sales will be in an amount and at a discounted price as negotiated by the parties at that time. In addition, the agreement provides for a $30 million licensing fee to be paid by FlyingGlob to SaviCorp that may be paid over the term of the agreement.

We have the right, under the agreement, to suspend purchase shipments if required payments become delinquent beyond 15 days. Delinquent payments are subject to a late charge consisting of interest at a varying prime rate as announced by our banker on the date of delinquency. In addition, we have retained a security interest in all units sold to FlyingGlob. FlyingGlob will be providing us with quarterly reports detailing the reported quarter’s sales and distribution results. We have agreed to provide technical support regarding the units as reasonably necessary. FlyingGlob has agreed to indemnify us from loss arising from their participation in the agreement.

SaviCorp has warranted the units, assuming proper installation, to be free of defects in material and workmanship for a 5 year period; we have a duty to repair or replace defective units (if any). There are standard limitations on our warranty such as improper installation, owner abuse or neglect, and damage due to Acts of God. We may revoke the agreement upon the happening of several events, including, but not limited to, a failure of performance by FlyingGlob with respect to payment or minimum order provisions, and/or failure to comply with applicable laws, regulations and the like.

Both parties are to do what they can reasonably to prevent piracy. FlyingGlob has a limited right to use and protect our trademarks during the term of the agreement. Disputes are to be settled by alternative dispute resolution within Orange County, CA, USA and arbitration awards can be entered in any court of competent jurisdiction for enforcement.

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ITEM 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 7, 2014, we filed, with the Nevada Secretary of State, an “Amendment to the Certificate of Designation of Series A Preferred Stock of SaviCorp.” The number of authorized shares of Series A Preferred Stock was increased to 28 million. The par value of $.001 per share and the conversion ratio of one Series A Preferred share into 100 Common Shares remain unchanged.

On October 7, 2014, we filed, with the Nevada Secretary of State, an “Amendment to the Certificate of Designation of Series B Preferred Stock of SaviCorp.” The number of authorized shares of Series B Preferred Stock is 1 million. The par value of the shares is $.001 per share and the conversion ratio is one Series B Preferred Share into 10,000 Common Shares.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Amendment to the Certificate of Designation of Series A Preferred Stock of SaviCorp

99.2	Amendment to the Certificate of Designation of Series B Preferred Stock of SaviCorp

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

October 13, 2014	SaviCorp

By: /s/ Serge Monros
Serge Monros
Chairman, CEO

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